Exhibit 99.01
FOR IMMEDIATE RELEASE
Glu Mobile Agrees to Acquire MIG, China’s Leading Mobile Games Publisher
Acquisition Bolsters Glu’s Presence in China; Supports Goal of Becoming the
Leading Mobile Games Publisher Worldwide
SAN MATEO, Calif., November 29, 2007 – Glu Mobile Inc. (NASDAQ:GLUU) today announced that it has agreed to acquire Beijing Zhangzhong MIG Information Technology Co. Ltd. (“MIG”), a leading developer and publisher of mobile games for China. The acquisition, which remains subject to customary closing conditions, accelerates the company’s presence in China and deepens Glu’s relationship with China Mobile, the largest wireless carrier in China.
According to China’s Ministry of Information Industry, the Chinese mobile market has more than 500 million mobile subscriptions. With the acquisition of MIG, Glu will be positioned to more effectively publish its existing world-class branded and award-winning original titles in China and to continue to publish MIG’s market leading portfolio of culturally relevant and popular local titles. Importantly, this acquisition makes Glu the first top-tier global mobile games publisher to acquire a developer and publisher of mobile games in China.
“We believe MIG is the leading developer and publisher of mobile games in China. The acquisition allows us to strengthen our presence in the region and supports our goal to be the world’s leading global publisher of mobile games,” said Greg Ballard, chief executive officer and president, Glu Mobile. “The combination of MIG’s strong portfolio, exceptional management team and demonstrated market leadership complements our existing operation in the region and positions Glu to be the leader in this important emerging market.”
As part of the acquisition, Wang Bin, chief executive officer, MIG, will join Glu as General Manager focused on China and Glu will add MIG’s approximately 80 employees to its worldwide team. These employees, based in MIG’s Beijing and Hefei offices, will continue to develop and publish mobile games that are relevant to a local, and potentially global, audience as well as work in conjunction with Glu’s existing Beijing office to further penetrate the Chinese market.
“This is a great partnership that will benefit both Glu and MIG,” said Wang Bin, chief executive officer, MIG. “MIG will now be part of a global operation that will allow us to continue to lead in this growing market.”
Rocky Pimentel, executive vice president and chief financial officer, Glu Mobile, added, “We expect a modest revenue contribution from this acquisition in 2008. Going forward, we anticipate that China will be an important market both for mobile games and for Glu. We are delighted to be partnering with MIG and its talented management team and employees.”

Under the terms of the transaction, which the parties anticipate will close in approximately three weeks, MIG’s shareholders will receive approximately $14.7 million in cash. Additional payments of up to $25 million in cash and stock are contingent upon the achievement by MIG of certain financial milestones during 2008, with a portion of the additional payments subject to continued employment of the principal officers of MIG.
Glu expects the acquisition to be accretive to 2008 non-GAAP earnings. Glu anticipates that the acquisition will be dilutive to 2008 GAAP earnings due to the impact of non-cash amortization of intangibles and, potentially, transaction-based compensation charges. For the fourth quarter of 2007, the acquisition will be dilutive to non-GAAP earnings by less than $0.01 per basic and diluted share. It is anticipated to be more dilutive to fourth quarter GAAP earnings due to one time acquisition charges including IPR&D as well as non-cash amortization of intangibles.
Cautions Regarding Forward Looking Statements
This news release contains forward-looking statements, including the belief that the acquisition of MIG will give us the ability to succeed in China and give us an effective publishing network in China; the belief that China will be an important market both for mobile games and for Glu; the statement regarding the expected revenue contribution from our acquisition of MIG; and the statement regarding the integration of MIG into Glu and plans to continue to develop and publish games to further penetrate the Chinese market. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: we may be unable to successfully integrate MIG into our existing operations; customer demand for MIG’s products may not meet our expectations; the costs associated with acquiring MIG and its ongoing operations may be greater than anticipated; MIG may be unable to develop and publish mobile games that achieve market acceptance; the Chinese market for mobile games may not develop at the rates that we expect; the ability of the combined companies to further penetrate the Chinese market may be less than anticipated; the risk that our recently and newly launched games are less popular than anticipated; the risk that our newly released games of a quality less than desired by reviewers and consumers; the risk that mobile game market is smaller than anticipated; the risk that the company’s growth will be lower than anticipated; and other risks detailed under the caption “Risk Factors” in the Form 10-Q filed with the Securities and Exchange Commission on November 14, 2007. We are under no obligation, and expressly disclaims any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.
About Glu Mobile
Glu (NASDAQ:GLUU) is a leading global publisher of mobile games. Its portfolio of top-rated games includes original titles Super K.O. Boxing!, Stranded and Brain Genius, and titles based on major brands from partners including Atari, Activision, Konami, Harrah’s, Hasbro, Warner Bros., Microsoft, PlayFirst, PopCap Games, SEGA and Sony. Founded in 2001, Glu is based San Mateo, California and has offices in London, France, Germany, Spain, Italy, Hong Kong, Beijing, Sao Paulo and Chile. Consumers can find high-quality, fresh entertainment created exclusively for their mobile phones wherever they see the ‘g’ character logo or at www.glu.com.

About MIG
MIG is a leading developer and publisher of mobile games for China. Founded in 2002, MIG is based in Beijing, China with a development studio in Hefei, China. MIG focuses on culturally relevant and popular local titles such as Journey to the West and Romance of the Three Kingdoms.
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GLU MOBILE, GLU, SUPER K.O. BOXING!, STRANDED, BRAIN GENIUS and the ‘g’ character logo are trademarks of Glu Mobile.
CONTACT:
Glu Mobile
Nicole Kennedy, 650-532-2488
nicole.kennedy@glu.com
or
The Blueshirt Group
Todd Friedman, 415-217-7722 (Investor Relations)
todd@blueshirtgroup.com
Stacie Bosinoff, 415-217-7722 (Investor Relations)
stacie@blueshirtgroup.com